Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports First Quarter Fiscal Year 2015 Results
Top-Line Growth and Operating Leverage Drives Improved Profitability

Phoenix, October 23, 2014 - Avnet, Inc. (NYSE:AVT) today announced results for the first quarter fiscal year 2015 ended September 27, 2014.
Q1 Fiscal 2015 Results

	FIRST QUARTERS ENDED
	September 27, 2014	September 28, 2013	Change
	$ in millions, except per share data
Sales	$6,839.6	$6,345.5	7.8%

GAAP Operating Income	193.2	179.0	7.9%
Adjusted Operating Income (1)	223.7	199.5	12.2%

GAAP Net Income	127.9	120.6	6.1%
Adjusted Net Income (1)	144.2	126.0	14.4%

GAAP Diluted EPS	$0.91	$0.86	5.8%
Adjusted Diluted EPS (1)	$1.02	$0.90	13.3%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

▪	Sales for the quarter ended September 27, 2014 increased 7.8% year over year to $6.8 billion; organic sales (as defined later in the document) grew 5.8% year over year and 5.6% in constant currency

▪	Adjusted operating income of $223.7 million increased 12.2% year over year and adjusted operating income margin of 3.3% increased 13 basis points year over year

▪	Adjusted net income of $144.2 million increased 14.4% and adjusted diluted earnings per share of $1.02 increased 13.3% year over year

Rick Hamada, Chief Executive Officer, commented, “Our team carried the momentum of fiscal 2014 into our new fiscal year as they leveraged continued revenue growth into another year-over-year increase in EPS. At an enterprise level, year-over-year organic revenue grew 5.6% in constant dollars led by a sixth consecutive quarter of year-over-year organic growth at Electronics Marketing (EM), along with a return to positive growth at Technology Solutions (TS). This top-line growth, combined with an increase in gross profit margin at EM and continued expense efficiencies across the enterprise, resulted in operating income growing 1.6 times faster than revenue and operating income margin increasing 13 basis points year over year to 3.3%. Even given an environment of heightened sensitivity to current market conditions, we remain focused on profitable growth opportunities and will continue to align our investments toward maintaining our momentum. With our strong team and financial position, we have the resources to respond as needed while continuing to return cash to shareholders via both our dividend and disciplined share repurchase program."

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q1 FY15 Sales	Reported Sales	Organic Sales
	(in millions)
EM Total	$4,374.1	11.1%	7.8%
Excluding FX (1)		11.1%	7.8%
Americas	$1,214.0	1.2%	1.2%
EMEA	$1,302.5	18.6%	7.0%
Excluding FX (1)		18.0%	6.4%
Asia	$1,857.6	13.2%	13.2%

	Q1 FY15	Q1 FY14	Change
Operating Income	$202.7	$175.8	15.3%
Operating Income Margin	4.6%	4.5%	17 bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

▪	Reported sales increased 11.1% year over year to $4.4 billion while organic sales were up 7.8% in constant currency

▪	Operating income margin increased 17 basis points year over year to 4.6% due to improvements across all three regions

▪
Working capital (defined as receivables plus inventory less accounts payables) increased 2.4% sequentially and was up 8.4% year over year primarily due to the increase in sales and the acquisition of MSC;

▪	Return on working capital (ROWC) increased 86 basis points year over year and decreased 150 basis points sequentially

Mr. Hamada added, “EM delivered another quarter of top-line growth that was at the high end of expectations and normal seasonality while expanding margins and returns year over year. In the September quarter, revenue increased 2.3% sequentially in constant currency, primarily due to a 10.8% increase in Asia partially offset by seasonal declines in the western regions. On a year-over-year basis, EM’s organic revenue grew 7.8% led by the Asia region, which increased over 13.2%. Operating income grew 15.3% year over year with all three regions delivering double digit growth and operating income margin increased 17 basis points to 4.6%. Although September is typically a seasonally weak quarter for EM, our team delivered another quarter of improved financial performance across all regions. In Asia, where select high volume supply chain engagements are driving much of the current top-line growth, the team continues to increase returns and grow economic profit dollars. In EMEA, our team delivered a sixth consecutive quarter of year-over-year organic growth, and with the integration of MSC now essentially complete, our team is back to posting year-over-year increases in both margins and returns. In our Americas region, the team returned to modest year-over-year revenue growth, which drove an increase in both margins and returns. While our book to bill ratio was slightly above parity at the end of the quarter, we are diligently monitoring our dashboards and we remain committed to driving further improvement in our financial performance as we continue to focus on our goals for the full fiscal year.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q1 FY15 Sales	Reported Sales	Organic Sales
	(in millions)
TS Total	$2,465.5	2.4%	2.4%
Excluding FX (1)		2.0%	2.0%
Americas	$1,433.1	11.2%	11.2%
EMEA	$672.9	(3.1)%	(3.1)%
Excluding FX(1)		(5.8)%	(5.8)%
Asia	$359.5	(15.2)%	(15.2)%

	Q1 FY15	Q1 FY14	Change
Operating Income	$62.4	$62.6	(0.3)%
Operating Income Margin	2.5%	2.6%	(7) bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

▪	Reported sales increased 2.4% year over year to $2.5 billion and organic sales increased 2.0% in constant currency primarily due to strength in the Americas region

▪	Operating income margin decreased 7 basis points year over year primarily due to a decline in the Americas and Asia regions partially offset by an improvement in the EMEA region

▪	ROWC decreased 282 basis points year over year primarily due to lower operating income in the Asia region

▪	At a product level, year-over-year growth in software, services, and networking and security, was partially offset by a decline in computing components

Mr. Hamada further added, "During our September quarter, TS delivered top-line growth of 2.4% year over year driven by strength in our Americas region, which experienced double digit organic growth for the first time in three years. In our EMEA region, which declined 5.8% in constant currency, mid-single digit growth in our core enterprise distribution business was offset by a decline in our computing components business. TS Asia was below our expectations this quarter as revenue declined 14.6% sequentially with this weakness reflected broadly across the region. In our TS EMEA region, our team has been driving efficiencies as operating income margin improved both sequentially and year over year. Going forward, we will continue to utilize our disciplined portfolio management to ensure we are focusing our resources on high growth opportunities in the enterprise IT ecosystem.”

Cash Flow/Dividend

▪	Cash used for operations was $40.7 million in the September quarter and for the trailing twelve months, cash generated from operations was $323.0 million

▪	Cash and cash equivalents at the end of the quarter was $814.4 million; net debt (total debt less cash and cash equivalents) was approximately $1.3 billion

▪
The Company repurchased 423,419 shares during the quarter at an aggregate cost of $17.8 million. Entering the second quarter, the Company had approximately $198 million remaining under the current authorization

▪	The Company paid a quarterly dividend of $0.16 per share or $22.1 million

Kevin Moriarty, Chief Financial Officer, stated, “We used roughly $41 million in cash flow to fund operations for the quarter as the working capital grew to support our organic sales growth. Despite the use of cash during the quarter, the trailing twelve months cash flow generated from operations improved by 36% to $323 million, and we exited the quarter with roughly $814 million of cash on our balance sheet. Our disciplined approach to our capital allocation priorities has positioned us well for the recent equity market environment and, during the quarter, we returned approximately $40 million to shareholders. In the September quarter, we raised our quarterly dividend by 7% to an annualized $0.64 a year, or $22 million per quarter, while also repurchasing approximately $18 million of shares through our share repurchase program. We began our fiscal second quarter with approximately $198 million remaining under our currently authorized share repurchase program, and through the first three weeks of our second fiscal quarter have repurchased approximately $55 million of shares. As of the end of September, we have over $2.0 billion of liquidity to support continued organic growth initiatives, invest in value creating M&A and shareholder returns.”

Outlook for Second Quarter of Fiscal 2015 Ending on December 27, 2014

▪	EM sales are expected to be in the range of $4.15 billion to $4.45 billion and TS sales are expected to be in the range of $2.85 billion to $3.15 billion

▪	Avnet sales are forecasted to be in the range of $7.0 billion and $7.6 billion

▪	Adjusted diluted earnings per share is forecasted to be in the range of $1.15 to $1.25 per share

▪	The guidance assumes 139.0 million average diluted shares outstanding and a tax rate of 27% to 31%

The above guidance excludes the amortization of intangibles and any potential restructuring, integration and other expenses. In addition, the above guidance assumes that the average U.S. Dollar to Euro currency exchange rate for the second quarter of fiscal 2015 is $1.27 to €1.00. This compares with an average exchange rate of $1.36 to €1.00 in the second quarter of fiscal 2014 and $1.33 to €1.00 in the first quarter of fiscal 2015.

Forward-Looking Statements
This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” "feel," “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). Management believes organic sales is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for (i) restructuring, integration and other expenses and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement, is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results for the investing public.
Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

•
ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventories less accounts payable.
Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

First Quarter Fiscal 2015

	First Quarter Fiscal 2015
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS*
	$ in thousands, except per share amounts
GAAP results	$193,197	$168,304	$127,946	$0.91
Restructuring, integration and other expenses	18,320	18,320	13,160	0.09
Amortization of intangible assets and other	12,208	12,208	8,973	0.07
Income tax adjustments	—	—	(5,926)	(0.04)
Total adjustments	30,528	30,528	16,207	0.12
Adjusted results	$223,725	$198,832	$144,153	$1.02
* Does not foot due to rounding
Items impacting the first quarter of fiscal 2015 consisted of the following:

•
Restructuring, integration and other expenses of $18.3 million before tax consisted of $4.1 million for severance, $6.1 million for facility exit and asset impairment related costs, $0.6 million for other restructuring costs, $6.3 million for integration-related costs, $1.6 million for other costs, and net benefit of $0.4 million to adjust prior restructuring liabilities. Restructuring, integration and other expenses after tax was $13.2 million;

•	Amortization expense and other consisted of $12.2 million before tax and $9.0 million after tax related primarily to acquired intangible assets; and

•	A net income tax benefit of $5.9 million primarily related to certain items impacting the effective income tax rate in the first quarter of fiscal 2015.

Fourth Quarter Fiscal 2014

	Fourth Quarter Fiscal 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share amounts
GAAP results	$204,538	$175,640	$186,264	$1.33
Restructuring, integration and other expenses	27,999	27,999	20,901	0.15
Foreign currency loss	—	3,315	2,022	0.01
Amortization of intangible assets and other	12,328	12,328	9,076	0.06
Income tax adjustments	—	—	(58,187)	(0.41)
Total adjustments	40,327	43,642	(26,188)	(0.19)
Adjusted results	$244,865	$219,282	$160,076	$1.14

Items impacting the fourth quarter of fiscal 2014 consisted of the following:

•
Restructuring, integration and other expenses of $28.0 million before tax consisted of $14.4 million for severance, $5.2 million for facility exit and asset impairment related costs, $8.1 million for integration-related costs, $1.9 million for other costs, and a net benefit of $1.6 million to adjust prior restructuring liabilities. Restructuring, integration and other expenses after tax was $20.9 million;

•	Loss on foreign currency due to changes in the currency exchange mechanisms available in Venezuela included within other income (expense) of $3.3 million before tax and $2.0 million after tax;

•	Amortization expense and other consisted of $12.3 million before tax and $9.1 million after tax related primarily to acquired intangible assets; and

•	A net income tax benefit of $58.2 million primarily related to certain discrete items impacting the effective income tax rate in the fourth quarter of fiscal 2014.

First Quarter Fiscal 2014

	First Quarter Fiscal 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share amounts
GAAP results	$178,987	$171,942	$120,624	$0.86
Restructuring, integration and other expenses	12,099	12,099	8,851	0.06
Gain on legal settlement	—	(19,137)	(11,686)	(0.08)
Amortization of intangible assets and other	8,394	8,394	5,702	0.04
Income tax adjustments	—	—	2,496	0.02
Total adjustments	20,493	1,356	5,363	0.04
Adjusted results	$199,480	$173,298	$125,987	$0.90

Items impacting the first quarter of fiscal 2014 consisted of the following:

•
Restructuring, integration and other expenses of $12.1 million before tax consisted of $4.2 million for severance, $1.2 million for facility exit related costs, $0.3 million for other charges, $3.0 million for other costs including acquisition costs, $4.2 million for integration-related costs, and a net benefit of $0.8 million to adjust prior restructuring liabilities. Restructuring, integration and other expenses after tax was $8.9 million;

•	A gain on legal settlement of $19.1 million before-tax and $11.7 million after tax related to an award payment received during the first quarter of fiscal 2014;

•	Amortization expense and other related to acquired intangible assets of $8.4 million before tax and $5.7 million after tax; and

•	A net income tax expense of $2.5 million primarily related to certain items impacting the effective income tax rate in the first quarter of fiscal 2014.

Organic Sales
Organic sales is defined as reported sales adjusted for the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented.

The following table presents the reconciliation of reported sales to organic sales for the first quarter of fiscal 2014. For quarterly periods after the first quarter of fiscal 2014, reported sales are equivalent to organic sales.

Q1 Fiscal 2014	Sales As Reported Fiscal 2014	Acquisitions/ Divestitures	Organic Sales - Fiscal 2014
	(in thousands)
Avnet, Inc.	$6,345,475	$119,950	$6,465,425
EM	3,938,124	119,950	4,058,074
TS	2,407,351	—	2,407,351
EM
Americas	$1,199,745	$—	$1,199,745
EMEA	1,097,842	119,950	1,217,792
Asia	1,640,537	—	1,640,537
TS
Americas	$1,288,923	$—	$1,288,923
EMEA	694,247	—	694,247
Asia	424,181	—	424,181

"Acquisition/Divestiture" as presented in the preceding table includes the acquisition of MSC Investoren GmbH (“MSC”), in October 2013 in the EM EMEA region, which impacted the year-over-year sales comparisons.
ROWC, ROCE and WC Velocity
The following table (in thousands) presents the calculation for ROWC, ROCE and WC velocity.

		Q1 FY15	Q1 FY14	Q4 FY14
Sales		$6,839,587	$6,345,475	$7,048,708
Sales, annualized	(a)	$27,358,348	$25,381,900	$28,194,832
Adjusted operating income (1)		$223,725	$199,480	$244,865
Adjusted annualized operating income	(b)	$894,900	$797,920	$979,460
Adjusted effective tax rate (2)		27.5%	27.9%	27.9%
Adjusted annualized operating income, after tax	(c)	$648,803	$575,460	$706,387
Average monthly working capital
Accounts receivable		$4,993,653	$4,680,691	$5,020,472
Inventories		$2,729,194	$2,465,802	$2,632,177
Accounts payable		$(3,231,037)	$(3,125,452)	$(3,208,300)
Average working capital	(d)	$4,491,810	$4,021,041	$4,444,349
Average monthly total capital	(e)	$6,101,274	$5,532,305	$6,009,390
ROWC = (b) / (d)		19.9%	19.8%	22.0%
WC Velocity = (a) / (d)		6.1	6.3	6.3
ROCE = (c) / (e)		10.6%	10.4%	11.8%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information section.

(2)
Adjusted effective tax rate for each quarterly period in a fiscal year is based upon the currently anticipated annual effective tax rate, excluding the tax effect of the items described above in the reconciliation to GAAP amounts in this Non-GAAP Financial Information section.

Teleconference and Upcoming Events
Avnet will host a quarterly teleconference today at 2:00 p.m. Eastern Time. Financial information including financial statement reconciliations of GAAP to non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the teleconference will also be available after the call.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners' success by connecting the world's leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2014, Avnet generated sales of $27.5 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	First Quarters Ended
	September 27, 2014	September 28, 2013
	(Thousands, except per share data)
Sales	$6,839,587	$6,345,475
Cost of sales	6,044,124	5,610,305
Gross profit	795,463	735,170
Selling, general and administrative expenses	583,946	544,084
Restructuring, integration and other expenses	18,320	12,099
Operating income	193,197	178,987
Other income (expense), net	(1,493)	795
Interest expense	(23,400)	(26,977)
Gain on legal settlement	—	19,137
Income before income taxes	168,304	171,942
Income tax expense	40,358	51,318
Net income	$127,946	$120,624
Earnings per share:
Basic	$0.93	$0.88
Diluted	$0.91	$0.86
Shares used to compute earnings per share:
Basic	138,309	137,414
Diluted	140,850	139,724
Cash dividends paid per common share	$0.16	$0.15

AVNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 27, 2014	June 28, 2014
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$814,371	$928,971
Receivables, net	5,060,519	5,220,528
Inventories	2,705,400	2,613,363
Prepaid and other current assets	181,768	191,337
Total current assets	8,762,058	8,954,199
Property, plant and equipment, net	529,294	534,999
Goodwill	1,321,037	1,348,468
Intangible assets, net	167,264	184,308
Other assets	207,593	233,543
Total assets	$10,987,246	$11,255,517
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$463,251	$865,088
Accounts payable	3,301,493	3,402,369
Accrued expenses and other	638,462	711,369
Total current liabilities	4,403,206	4,978,826
Long-term debt	1,625,759	1,213,814
Other liabilities	164,122	172,684
Total liabilities	6,193,087	6,365,324
Shareholders’ equity	4,794,159	4,890,193
Total liabilities and shareholders’ equity	$10,987,246	$11,255,517

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	September 27, 2014	September 28, 2013
	(Thousands)
Cash flows from operating activities:
Net income	$127,946	$120,624
Non-cash and other reconciling items:
Depreciation	23,134	20,897
Amortization	11,557	8,394
Deferred income taxes	10,290	9,544
Stock-based compensation	21,698	18,730
Other, net	17,715	23,842
Changes in (net of effects from businesses acquired):
Receivables	41,525	89,718
Inventories	(165,851)	(220,165)
Accounts payable	(28,836)	(128,045)
Accrued expenses and other, net	(99,833)	(69,730)
Net cash flows used for operating activities	(40,655)	(126,191)

Cash flows from financing activities:
Borrowings (repayments) under accounts receivable securitization program, net	60,000	(32,000)
(Repayments) borrowings of bank and other debt, net	(41,955)	67,773
Repurchases of common stock	(12,264)	—
Dividends paid on common stock	(22,116)	(20,620)
Other, net	(2,053)	3,871
Net cash flows (used) provided by financing activities	(18,388)	19,024

Cash flows from investing activities:
Purchases of property, plant and equipment	(36,580)	(27,384)
Acquisitions of businesses, net of cash acquired	—	(20,950)
Other, net	2,157	1,664
Net cash flows used for investing activities	(34,423)	(46,670)

Effect of exchange rate changes on cash and cash equivalents	(21,134)	10,107

Cash and cash equivalents:
— (decrease)	(114,600)	(143,730)
— at beginning of period	928,971	1,009,343
— at end of period	$814,371	$865,613

AVNET, INC.
SEGMENT INFORMATION
(UNAUDITED)

	First Quarters Ended
	September 27, 2014	September 28, 2013
	(Millions)
Sales:
Electronics Marketing	$4,374.1	$3,938.1
Technology Solutions	2,465.5	2,407.4
Consolidated Sales	$6,839.6	$6,345.5
Operating Income:
Electronics Marketing	$202.7	$175.8
Technology Solutions	62.4	62.6
Corporate	(41.4)	(38.9)
	223.7	199.5
Restructuring, integration and other expenses	(18.3)	(12.1)
Amortization of intangible assets and other	(12.2)	(8.4)
Operating Income	$193.2	$179.0